As filed with the Securities and Exchange Commission on July 6, 2022

Registration No. 333-199078

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-199078)

TO

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

CDK Global, Inc.

(Exact name of registrant as specified in its charter)

Delaware	46-5743146
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

CDK Global, Inc., 2014 Omnibus Award Plan

(Full title of the plan)

Lee J. Brunz

Executive Vice President, General Counsel and Secretary

CDK Global, Inc.

1950 Hassell Road

Hoffman Estates, IL 60169

(847) 397-1700

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Leonard Kreynin

Cheryl Chan

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

(212) 450-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment relates to the Registration Statement of CDK Global, Inc. (the “Company”) on Form S-8 (Registration No. 333-199078), filed with the Securities and Exchange Commission (the “SEC”) on October 1, 2014 (the “Registration Statement”), which registered the offering of 12,000,000 shares of common stock, par value $0.01 per share (“Common Stock”), pursuant to the Company’s 2014 Omnibus Award Plan.

On July 6, 2022, pursuant to that certain Agreement and Plan of Merger, dated as of April 7, 2022, by and among the Company, Central Parent Inc. (formerly known as Central Parent LLC) (“Parent”) and Central Merger Sub Inc. (“Merger Sub”), Merger Sub merged with and into the Company, with the Company surviving such merger as a wholly-owned subsidiary of Parent (the “Merger”). This Post-Effective Amendment is being filed as a result of the Merger.

The Company, by filing this Post-Effective Amendment, hereby terminates the effectiveness of the Registration Statement and removes and withdraws from registration, any and all shares of Common Stock or any other securities registered but unsold or unissued under the Registration Statement as of the date hereof.

This filing is made in accordance with an undertaking made by the Company in Part II of the Registration Statement to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hoffman Estates, State of Illinois, on this July 6, 2022.

CDK Global, Inc.

By:	/s/ Lee J. Brunz
Name: Lee J. Brunz
Title: Executive Vice President, General Counsel and Secretary

No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.